Exhibit (j)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Premier VIT of our report dated February 20, 2009 for each of OpCap Mid Cap Portfolio, OpCap Managed Portfolio, NACM Small Cap Portfolio and NFJ Dividend Value Portfolio, each a portfolio of Premier VIT, relating to the financial statements and financial highlights which appear in the December 31, 2008 Annual Report to Shareholders of each of the portfolios, which are also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
New York, New York
October 2, 2009